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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 12, 1996, relating to the financial statements and financial highlights of the Total Return Equity Portfolio (currently the Growth & Income Portfolio) and the Total Return Fixed Income Portfolio (currently the Bond Portfolio) appearing in the June 30, 1996 Annual Report to Shareholders of the First Funds, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
Boston, Massachusetts
August 1, 1997